Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (1) the inclusion in or incorporation by reference into the Registration Statement on Form S-8 (File No. 333-196855) (including any amendments thereto) of Memorial Resource Development Corp. (the “Registration Statement”) of our report, dated October 28, 2014, with respect to estimates of proved reserves and future net revenues to the Memorial Resource Development Corp. interest, as of September 30, 2014, in certain oil and gas properties located in Terryville, Hico-Knowles, and Ruston Fields, Louisiana; and (2) all references to our firm or such report included in or incorporated by reference into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 4, 2014

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